                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                 --------------

                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b) (c) AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)

                              (Amendment No. )(1)

                           Mad Catz Interactive, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                           Common Stock, No Par Value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   556162 10 5
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                  July 25, 2005
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)
                                 --------------

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     / /   Rule 13d-1(b)

     /x/   Rule 13d-1(c)

     / /   Rule 13d-1(d)

-------------------

     (1) The  remainder  of this cover page shall be filled out for a  reporting person's  initial  filing on this  form with  respect  to the  subject  class of securities,  and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The  information  required in the remainder of this cover page shall not be deemed to be "filed"  for the purpose of Section 18 of the  Securities  Exchange
Act of 1934 or otherwise  subject to the  liabilities of that section of the Act but  shall be  subject  to all other  provisions  of the Act  (however,  SEE the
NOTES).

---------------------                                     ----------------------
CUSIP No. 556162 10 5                   13G                  Page 2 of 16 Pages
---------------------                                     ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                     William S. Fagan
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         CITIZENSHIP OR PLACE OF ORGANIZATION

                     USA
--------------------------------------------------------------------------------
  NUMBER OF        5      SOLE VOTING POWER
   SHARES
BENEFICIALLY                   2,175,979 shares
  OWNED BY
   EACH
  REPORTING    -----------------------------------------------------------------
PERSON WITH        6      SHARED VOTING POWER

                               0 shares
               -----------------------------------------------------------------
                   7      SOLE DISPOSITIVE POWER

                               2,175,979 shares
               -----------------------------------------------------------------
                   8     SHARED DISPOSITIVE POWER

                               0 shares
--------------------------------------------------------------------------------
      9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                     2,175,979 shares
--------------------------------------------------------------------------------
     10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
     11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                     4.0%
--------------------------------------------------------------------------------
     12        TYPE OF REPORTING PERSON*

                     IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------                                     ----------------------
CUSIP No. 556162 10 5                   13G                  Page 3 of 16 Pages
---------------------                                     ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    Fagan Capital, Inc.
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         CITIZENSHIP OR PLACE OF ORGANIZATION

                     Texas
--------------------------------------------------------------------------------
  NUMBER OF        5      SOLE VOTING POWER
   SHARES
BENEFICIALLY                   1,054,221 shares
  OWNED BY
    EACH
  REPORTING    -----------------------------------------------------------------
 PERSON WITH       6      SHARED VOTING POWER

                               0 shares
               -----------------------------------------------------------------
                   7      SOLE DISPOSITIVE POWER

                               1,054,221 shares
               -----------------------------------------------------------------
                   8      SHARED DISPOSITIVE POWER

                               0 shares
--------------------------------------------------------------------------------
      9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                     1,054,221 shares
--------------------------------------------------------------------------------
     10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
     11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                     1.9%
--------------------------------------------------------------------------------
     12        TYPE OF REPORTING PERSON*

                     CO
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------                                     ----------------------
CUSIP No. 556162 10 5                   13G                  Page 4 of 16 Pages
---------------------                                     ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                     Laura A. Fagan
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         CITIZENSHIP OR PLACE OF ORGANIZATION

                     USA
--------------------------------------------------------------------------------
  NUMBER OF        5      SOLE VOTING POWER
   SHARES
BENEFICIALLY                   1,293,966 shares
  OWNED BY
    EACH
  REPORTING    -----------------------------------------------------------------
 PERSON WITH       6      SHARED VOTING POWER

                               0 shares
               -----------------------------------------------------------------
                   7      SOLE DISPOSITIVE POWER

                               1,293,966 shares
               -----------------------------------------------------------------
                   8      SHARED DISPOSITIVE POWER

                               0 shares
--------------------------------------------------------------------------------
      9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                     1,293,966 shares
--------------------------------------------------------------------------------
     10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
     11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                     2.4%
--------------------------------------------------------------------------------
     12        TYPE OF REPORTING PERSON*

                     IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------                                     ----------------------
CUSIP No. 556162 10 5                   13G                  Page 5 of 16 Pages
---------------------                                     ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                     James Dvorak
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         CITIZENSHIP OR PLACE OF ORGANIZATION

                     USA
--------------------------------------------------------------------------------
  NUMBER OF        5      SOLE VOTING POWER
   SHARES
BENEFICIALLY                   33,300 shares
   OWNED BY
    EACH
  REPORTING    -----------------------------------------------------------------
 PERSON WITH       6      SHARED VOTING POWER

                               0 shares
               -----------------------------------------------------------------
                   7      SOLE DISPOSITIVE POWER

                               33,300 shares
               -----------------------------------------------------------------
                   8      SHARED DISPOSITIVE POWER

                               0 shares
--------------------------------------------------------------------------------
      9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                     33,300 shares
--------------------------------------------------------------------------------
     10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
     11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                     Less than 1%
--------------------------------------------------------------------------------
     12        TYPE OF REPORTING PERSON*

                     IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------                                     ----------------------
CUSIP No. 556162 10 5                   13G                  Page 6 of 16 Pages
---------------------                                     ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    Lucrum Partners, LP
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         CITIZENSHIP OR PLACE OF ORGANIZATION

                     Delaware
--------------------------------------------------------------------------------
  NUMBER OF        5      SOLE VOTING POWER
   SHARES
BENEFICIALLY                   31,100 shares
  OWNED BY
    EACH
  REPORTING    -----------------------------------------------------------------
 PERSON WITH       6      SHARED VOTING POWER

                               0 shares
               -----------------------------------------------------------------
                   7      SOLE DISPOSITIVE POWER

                               31,100 shares
               -----------------------------------------------------------------
                   8      SHARED DISPOSITIVE POWER

                               0 shares
--------------------------------------------------------------------------------
      9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                     31,100 shares
--------------------------------------------------------------------------------
     10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
     11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                     Less than 1%
--------------------------------------------------------------------------------
     12        TYPE OF REPORTING PERSON*

                     PN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------                                     ----------------------
CUSIP No. 556162 10 5                   13G                  Page 7 of 16 Pages
---------------------                                     ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                     Lucrum Capital Management, LLC
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         CITIZENSHIP OR PLACE OF ORGANIZATION

                     Delaware
--------------------------------------------------------------------------------
  NUMBER OF        5      SOLE VOTING POWER
   SHARES
BENEFICIALLY                   31,100 shares
  OWNED BY
    EACH
  REPORTING    -----------------------------------------------------------------
 PERSON WITH       6      SHARED VOTING POWER

                               0 shares
               -----------------------------------------------------------------
                   7      SOLE DISPOSITIVE POWER

                               31,100 shares
               -----------------------------------------------------------------
                   8      SHARED DISPOSITIVE POWER

                               0 shares
--------------------------------------------------------------------------------
      9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                     31,100 shares
--------------------------------------------------------------------------------
     10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
     11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                     Less than 1%
--------------------------------------------------------------------------------
     12        TYPE OF REPORTING PERSON*

                     OO
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------                                     ----------------------
CUSIP No. 556162 10 5                   13G                  Page 8 of 16 Pages
---------------------                                     ----------------------

Item 1(a).  Name of Issuer:

            Mad Catz Interactive, Inc.

Item 1(b).  Address of Issuer's Principal Executive Offices:

            7480 Mission Valley Road, Suite 101
            San Diego, California 92108

Item 2(a).  Name of Person Filing:

            This  Schedule  13G is  jointly  filed by William  S.  Fagan,  Fagan
            Capital,  Inc.  ("Fagan  Capital"),  Laura A. Fagan,  James  Dvorak,
            Lucrum   Partners,   LP  ("Lucrum   Partners")  and  Lucrum  Capital
            Management, LLC ("Lucrum Management") (collectively,  the "Reporting
            Persons").  Because of each  Reporting  Person's  relationship  with
            Fagan Capital or any of its affiliates, the Reporting Persons may be deemed a "group"  for  purposes of Section  13(d) of the  Securities
            Exchange Act of 1934,  as amended.  Each of the  Reporting  Persons, however,  disclaims  beneficial  ownership of the shares held by the other  Reporting  Persons,  except to the extent of his,  her or its pecuniary interest therein.

Item 2(b).  Address of Principal Business Office or, if None, Residence:

            The principal  address of each of the Reporting Persons is c/o Fagan
            Capital,  Inc., 5201 N. O'Connor  Blvd.,  Suite 440,  Irving,  Texas
            75039.

Item 2(c).  Citizenship:

            Fagan  Capital  is  organized  under the laws of the State of Texas.
            Lucrum  Partners and Lucrum  Management are organized under the laws of the State of Delaware. William S. Fagan, Laura A. Fagan and James
            Dvorak are citizens of the United States of America.

Item 2(d).  Title of Class of Securities:

            Common Stock, no par value

Item 2(e).  CUSIP Number:

            556162 10 5

Item 3.     If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or
            (c), Check Whether the Person Filing is a:

            /X/         Not Applicable

---------------------                                     ----------------------
CUSIP No. 556162 10 5                   13G                  Page 9 of 16 Pages
---------------------                                     ----------------------

     (a)  / /       Broker or dealer registered under Section 15 of the Exchange
                    Act.

     (b)  / /       Bank as defined in Section 3(a)(6) of the Exchange Act.

     (c)  / /       Insurance  company as defined  in  Section  3(a)(19)  of the
                    Exchange Act.

     (d)  / /       Investment   company  registered  under  Section  8  of  the
                    Investment Company Act.

     (e)  / /       An   investment    adviser   in    accordance    with   Rule
                    13d-1(b)(1)(ii)(E).

     (f)  / /       An employee  benefit  plan or endowment  fund in  accordance with Rule 13d-1(b)(1)(ii)(F).

     (g)  / /       A parent  holding  company or control  person in  accordance with Rule 13d-1(b)(1)(ii)(G).

     (h)  / /       A savings  association  as defined  in  Section  3(b) of the
                    Federal Deposit Insurance Act.

     (i)  / /       A church plan that is  excluded  from the  definition  of an investment  company under Section 3(c)(14) of the Investment
                    Company Act.

     (j)  / /       Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Item 4.   Ownership

1.   William S. Fagan

     (a)  Amount beneficially owned:

          2,175,979 shares*

     (b)  Percent of class:

          4.0% (based on 54,244,383  shares  outstanding as reported in Issuer's
               Proxy Statement filed with the SEC on July 26, 2005)

     (c)  Number of shares as to which such person has:

          (i)   Sole power to vote or to direct the vote

                2,175,979 shares*

          (ii)  Shared power to vote or to direct the vote

                0 shares

---------------------                                     ----------------------
CUSIP No. 556162 10 5                   13G                 Page 10 of 16 Pages
---------------------                                     ----------------------

          (iii) Sole power to dispose or to direct the disposition of

                2,175,979 shares*

          (iv)  Shared power to dispose or to direct the disposition of

                0 shares

2.   Fagan Capital

     (a)  Amount beneficially owned:

          1,054,221 shares*

     (b)  Percent of class:

          1.9% (based on 54,244,383  shares  outstanding as reported in Issuer's
               Proxy Statement filed with the SEC on July 26, 2005)

     (c)  Number of shares as to which such person has:

          (i)   Sole power to vote or to direct the vote

                1,054,221 shares*

          (ii)  Shared power to vote or to direct the vote

                0 shares

          (iii) Sole power to dispose or to direct the disposition of

                1,054,221 shares*

          (iv)  Shared power to dispose or to direct the disposition of

                0 shares

* Mr. Fagan is the beneficial  owner of 2,175,979  shares of Common Stock of the
Issuer  consisting  of 1,054,221  shares of Common Stock  beneficially  owned by
Fagan  Capital and 1,121,758  shares of Common Stock owned by Mr.  Fagan.  Fagan
Capital  is a party to a  management  agreement  with the  record  holder of the
1,054,221   shares  reported  as  beneficially   owned  by  Fagan  Capital  (the
"Management  Agreement").  The Management  Agreement provides that Fagan Capital has the right to make investment and voting decisions with respect to the shares purchased by Fagan Capital on the record holder's behalf. Accordingly, Mr. Fagan

---------------------                                     ----------------------
CUSIP No. 556162 10 5                   13G                  Page 11 of 16 Pages
---------------------                                     ----------------------

and Fagan  Capital  have sole voting and  dispositive  power with respect to the
1,054,221 shares of Common Stock of the Issuer reported as beneficially owned by
Fagan  Capital.  Mr.  Fagan  has the sole  power to vote and to  dispose  of the
1,121,758  shares of Common  Stock he owns.  Mr.  Fagan's  beneficial  ownership reported  herein does not include shares of Common Stock held by Laura A. Fagan, spouse of Mr. Fagan.

3.   Laura A. Fagan

     (a)  Amount beneficially owned:

          1,293,966 shares**

     (b)  Percent of class:

          2.4% (based on 54,244,383  shares  outstanding as reported in Issuer's
               Proxy Statement filed with the SEC on July 26, 2005)

     (c)  Number of shares as to which such person has:

          (i)   Sole power to vote or to direct the vote

                1,293,966 shares**

          (ii)  Shared power to vote or to direct the vote

                0 shares

          (iii) Sole power to dispose or to direct the disposition of

                1,293,966 shares**

          (iv)  Shared power to dispose or to direct the disposition of

                0 shares

** Does not  include  shares of Common  Stock of the  Issuer  held by William S.
Fagan, spouse of Mrs. Fagan.

4.   James Dvorak

     (a)  Amount beneficially owned:

          33,300 shares***

     (b)  Percent of class:

---------------------                                     ----------------------
CUSIP No. 556162 10 5                   13G                  Page 12 of 16 Pages
---------------------                                     ----------------------

          Less than 1%  (based on 54,244,383  shares  outstanding as reported in
                        Issuer's Proxy  Statement filed with the SEC on July 26,
                        2005)

     (c)  Number of shares as to which such person has:

          (i)   Sole power to vote or to direct the vote

                33,300 shares***

          (ii)  Shared power to vote or to direct the vote

                0 shares

          (iii) Sole power to dispose or to direct the disposition of

                33,300 shares***

          (iv)  Shared power to dispose or to direct the disposition of

                0 shares

5.   Lucrum Partners

     (a)  Amount beneficially owned:

          31,100 shares***

     (b)  Percent of class:

          Less than 1%  (based on 54,244,383  shares  outstanding as reported in
                        Issuer's Proxy  Statement filed with the SEC on July 26,
                        2005)

     (c)  Number of shares as to which such person has:

          (i)   Sole power to vote or to direct the vote

                31,100 shares***

          (ii)  Shared power to vote or to direct the vote

                0 shares

          (iii) Sole power to dispose or to direct the disposition of

                31,100 shares***

---------------------                                     ----------------------
CUSIP No. 556162 10 5                   13G                  Page 13 of 16 Pages
---------------------                                     ----------------------

          (iv)  Shared power to dispose or to direct the disposition of

                0 shares

6.   Lucrum Management

     (a)  Amount beneficially owned:

          31,100 shares***

     (b)  Percent of class:

          Less than 1%  (based on 54,244,383  shares  outstanding as reported in
                        Issuer's Proxy  Statement filed with the SEC on July 26,
                        2005)

     (c)  Number of shares as to which such person has:

          (i)   Sole power to vote or to direct the vote

                31,100 shares***

          (ii)  Shared power to vote or to direct the vote

                0 shares

          (iii) Sole power to dispose or to direct the disposition of

                31,100 shares***

          (iv)  Shared power to dispose or to direct the disposition of

                0 shares

*** Mr. Dvorak is the  beneficial  owner of 33,300 shares of Common Stock of the
Issuer  consisting of 31,100 shares of Common Stock owned by Lucrum Partners and
2,200  shares of Common  Stock  owned  directly  by Mr.  Dvorak.  As the General
Partner of Lucrum Partners,  Lucrum Management may be deemed to beneficially own the 31,100  shares owned by Lucrum  Partners.  As the Managing  Member of Lucrum
Management,  which in turn is the General Partner of Lucrum Partners, Mr. Dvorak may be deemed to  beneficially  own the 31,100 shares owned by Lucrum  Partners.
Mr.  Dvorak has the sole  power to vote and to  dispose of the 31,100  shares of
Common  Stock  owned by Lucrum  Partners by virtue of his  position  with Lucrum
Management.

---------------------                                     ----------------------
CUSIP No. 556162 10 5                   13G                  Page 14 of 16 Pages
---------------------                                     ----------------------

Item 5.   Ownership of Five Percent or Less of a Class.

          If this  statement  is being  filed to report  the fact that as of the date hereof the reporting  person has ceased to be the beneficial  owner of more than five percent of the class of securities, check the following [ ].

Item 6.   Ownership of More than Five Percent on Behalf of Another Person.

          Pursuant  to  the  Management  Agreement,  the  record  holder  of the
1,054,221 shares of Common Stock reported as beneficially owned by Fagan Capital has the right to receive and the power to direct the receipt of dividends  from, or the proceeds from the sale of, such shares.

Item 7.   Identification and Classification of the Subsidiary Which Acquired the
          Security Being  Reported on by the Parent  Holding  Company or Control
          Person.

          Not Applicable

Item 8.   Identification and Classification of Members of the Group.

          See Exhibit A.

Item 9.   Notice of Dissolution of Group.

          Not Applicable

Item 10.  Certifications.

          By  signing  below I certify  that,  to the best of my  knowledge  and belief, the securities  referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing  the control of the issuer of the  securities  and were not acquired and are not held in  connection with or as a participant in any transaction having that purpose or effect.

---------------------                                     ----------------------
CUSIP No. 556162 10 5                   13G                  Page 15 of 16 Pages
---------------------                                     ----------------------

                                    SIGNATURE

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information  set forth in this statement is true,  complete and correct.

Dated:    August 4, 2005             Fagan Capital, Inc.

                                     By: /s/ William S. Fagan
                                         -------------------------------
                                         Name: William S. Fagan
                                         Title: President

                                     /s/ William S. Fagan
                                     -----------------------------------
                                     William S. Fagan

                                     /s/ Laura A. Fagan
                                     -----------------------------------
                                     Laura A. Fagan

                                     /s/ James Dvorak
                                     -----------------------------------
                                     James Dvorak

                                     Lucrum Partners, LP

                                     By: Lucrum Capital Management, LLC,
                                         its General Partner

                                     By: /s/ James Dvorak
                                         ------------------------------
                                         Name: James Dvorak
                                         Title: Managing Member

                                     Lucrum Capital Management, LLC

                                     By: /s/ James Dvorak
                                         ------------------------------
                                         Name: James Dvorak
                                         Title: Managing Member

---------------------                                     ----------------------
CUSIP No. 556162 10 5                   13G                  Page 16 of 16 Pages
---------------------                                     ----------------------

                                    EXHIBIT A

                      AGREEMENT TO FILE JOINT SCHEDULE 13G

     Pursuant to Rule 13d-1(k)(1)  promulgated under the Securities Exchange Act of 1934,  the  undersigned  hereby agree that only one statement  containing the information  required on this Schedule 13G, and all amendments thereto,  need be filed with respect to  beneficial  ownership by each of the  undersigned  of the shares of common stock of Mad Catz  Interactive,  Inc.,  and that such statement shall be filed on behalf of each of them.

     This Agreement may be executed in any number of counterparts, each of which shall be deemed an original.

Dated:    August 4, 2005             Fagan Capital, Inc.

                                     By: /s/ William S. Fagan
                                         -------------------------------
                                         Name: William S. Fagan
                                         Title: President

                                     /s/ William S. Fagan
                                     -----------------------------------
                                     William S. Fagan

                                     /s/ Laura A. Fagan
                                     -----------------------------------
                                     Laura A. Fagan

                                     /s/ James Dvorak
                                     -----------------------------------
                                     James Dvorak

                                     Lucrum Partners, LP

                                     By: Lucrum Capital Management, LLC,
                                         its General Partner

                                     By: /s/ James Dvorak
                                         ------------------------------
                                         Name: James Dvorak
                                         Title: Managing Member

                                     Lucrum Capital Management, LLC

                                     By: /s/ James Dvorak
                                         ------------------------------
                                         Name: James Dvorak
                                         Title: Managing Member